EXHIBIT 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces EMPOWER Trial Hypertension Data

Presented at the American Heart Association’s 2012 Scientific Sessions

ST. PAUL, Minn., November 7, 2012 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that hypertension data from a subgroup analysis of the EMPOWER trial were presented today at the American Heart Association’s 2012 Scientific Sessions, held on November 3-7, 2012 in Los Angeles, CA.

The EMPOWER trial is a randomized, double-blind, controlled pivotal study designed to evaluate the safety and efficacy of the Maestro® System using VBLOC® vagal blocking therapy in 294 obese subjects. A subgroup analysis was conducted to determine if VBLOC Therapy would improve blood pressure prior to significant weight loss in obese subjects with hypertension, as defined by elevated blood pressure at baseline by JNC-7 guidelines (n=37, Group A) or history of hypertension (n=58, Group B) at baseline. The analysis was performed in a subset of subjects who had > 9 hours therapy delivered per day to 12 months.

Subject Demographics

	Group A (Elevated Blood Pressure)	Group B (History of Hypertension)
# of Subjects	37	58
BMI (kg/m2)	41±1	41±1
Age (Years)	50±1	51±1
Female/Male	31/6	47/11

Change in Systolic Blood Pressure (SBP) and Diastolic Blood Pressure (DBP) from Baseline

Group A (Subjects with Elevated Blood Pressure) (P<.001)
	Baseline	Week 2	Week 4	12 Months
SBP (mmHg)	145±2	-17±3	-17±3	-18±3
DBP (mmHg)	89±2	-9±2	-8±2	-10±2
% Excess Weight Loss	N/A	9±2	12±1	21±4

Group B (Subjects with History of Hypertension) (P<.001)
	Baseline	Week 2	Week 4	12 Months
SBP (mmHg)	134±2	-10±2	-9±2	-13±2
DBP (mmHg)	84±1	-6±1	-6±1	-7±1
% Excess Weight Loss	N/A	9±1	13±2	23±3

“The results of this substudy analysis are remarkable, in that VBLOC Therapy has demonstrated a clinically meaningful, non-pharmacologic, immediate and sustained reduction in blood pressure in obese subjects with hypertension,” said Robert M. Carey, M.D., Professor, Division of Endocrinology and Metabolism, University of Virginia Health System. “This effect suggests that VBLOC Therapy may offer the first, non-pharmacologic intervention for hypertension in obese subjects, a clinical outcome that, with available obesity surgical treatments, has never before been achieved.”

Mark B. Knudson, Ph.D., EnteroMedics’ President and Chief Executive Officer, added: “These data suggest that VBLOC Therapy may significantly reduce blood pressure in obese subjects with hypertension, an effect which appears to be independent of weight loss and achieves a greater magnitude of reduction at higher baseline blood pressure values. These data add to our extensive clinical experience with VBLOC Therapy and the Maestro System in obesity and its related co-morbidities of hypertension and diabetes. We have begun the process of amending our CE Mark certification to include these effects on hypertension and diabetes, adding to our obesity certification.”

About Maestro® System

The Maestro System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RF System, used in the EMPOWER trial reported here, is powered by an external battery, contained in a mobile controller, via a transmit coil. The newer Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged as needed via an external mobile charger and transmit coil.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC® Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC® Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution - Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.